UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2007

______________________________

NEW WORLD BRANDS, INC.
(Exact name of registrant as specified in its charter)

        Delaware                    033-91432                    02-0401674
        (State or other jurisdiction               (Commission                   (IRS Employer
              of incorporation)                   File Number)                   Identification No.)

340 West Fifth Avenue, Eugene, Oregon 97401
(Address, including zip code, of registrant’s principal executive offices)

(541) 868-2900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided pursuant to Items 2.03 and 2.04 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On and effective March 30, 2007, New World Brands, Inc., a Delaware corporation (the “Company”), entered into a Term Loan and Security Agreement (the “Loan Agreement” and the debt obligation pursuant thereto, the “Loan”) with P&S Spirit, LLC, a Nevada limited liability company (“P&S Spirit”). The principal amount of the Loan is $1,000,000; the interest rate is 2% over the Prime Rate (as reported in The Wall Street Journal); consecutive monthly payments of interest only (payable in arrears) are required commencing May 1, 2007; and all unpaid principal, interest and charges are due upon the maturity date of January 2, 2009. Principal may be prepaid without penalty. Upon default, the entire Loan amount (including accrued unpaid interest and any fees) would be accelerated, and the Company would be required to pay any costs of collection. The Loan Agreement includes certain affirmative covenants, including, without limitation, a financial reporting requirement (quarterly - 45 days after the close of a calendar quarter), and a requirement that the Company maintain a ratio of current assets to current liabilities of at least 1.2:1.0 and a total liabilities to tangible net worth ratio not exceeding 2.5:1.0.

The Loan Agreement grants P&S Spirit a first position security interest with respect to all of the Company’s assets. The Loan Agreement is also backed by a corporate Guaranty by Qualmax, Inc. (“Qualmax”) (which, pending completion of the contemplated merger of Qualmax into the Company, holds a controlling interest in the Company), a security interest in the assets of Qualmax (consisting solely of 100 shares of series A convertible preferred stock of the Company, par value $0.01 per share , which stock is convertible into 298,673,634 shares of the Company’s common stock, par value $0.01 per share), and by the personal Guaranty of M. David Kamrat, Chairman of the Board of Directors and Chief Executive Officer of the Company, as well as a director and executive officer of Qualmax. M. David Kamrat’s personal Guaranty is limited to the sum of $1,000,000, although the guaranteed obligations include indemnification for certain claims against P&S Spirit relating to the Loan Agreement.

The Loan proceeds have been used by the Company to repay all outstanding principal, interest and fees payable to Bank of America, N.A., (“BoA”) as described in Item 2.04 herein, and to pay certain professional fees associated with preparation and negotiation of the Loan Agreement.

The principals of P&S Spirit include Dr. Selvin Passen, who is a director of the Company, as well as a shareholder of the Company and its former Chief Executive Officer, and Dr. Jacob Schorr, who is a director of the Company.

For more information on beneficial ownership and management of the Company, see the section entitled “Security Ownership of Certain Beneficial Owners and Management,” which is incorporated herein by reference, in the Company’s Schedule 14C, filed with the Securities and Exchange Commission on March 20, 2007.

Item 2.04      Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Qualmax entered into a loan agreement with BoA on April 20, 2005 in the original principal amount of $2,000,000 (the “BoA Loan”). Effective September 15, 2006, the BoA Loan agreement was modified for an adjusted principal amount of $984,323 and an extended maturity date of March 31, 2007, with interest on the principal amount at 3% over BoA’s Prime Rate. The BoA Loan was in the name of Qualmax, guaranteed by the Company and personally by M. David Kamrat. In addition, the BoA Loan was secured by a pledge of all the Company’s stock owned by Qualmax, and it was secured by a first position security interest in all of the Company’s assets. BoA declined to extend the BoA Loan maturity date beyond March 31, 2007, and therefore, the Company secured substitute financing in the form of the Loan Agreement discussed in Item 2.03 herein, and it repaid all outstanding BoA Loan principal, interest and fees on March 30, 2007.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.    Description

10.1        Term Loan and Security Agreement, dated as of March 30, 2007, by and among New World Brands, Inc. and P&S Spirit, LLC

10.2        Term Note, dated as of March 30, 2007, by and among New World Brands, Inc. and P&S Spirit, LLC

10.3        Guaranty by Qualmax, Inc., dated as of March 30, 2007, by and among Qualmax, Inc. and P&S Spirit, LLC

10.4            Limited Guaranty, dated as of March 30, 2007, by and among M. David Kamrat and P&S Spirit, LLC

10.5        Collateral Pledge Agreement, dated as of March 30, 2007, by and among Qualmax, Inc. and P&S Spirit, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            NEW WORLD BRANDS, INC..

            By: /s/ M. David Kamrat
              Name: M. David Kamrat
              Title:   Chairman and Chief Executive Officer

Date: April 4, 2007